Exhibit 14.1

LIONBRIDGE TECHNOLOGIES, INC.

SUBJECT:	CODE OF BUSINESS CONDUCT OF LIONBRIDGE TECHNOLOGIES, INC. AND ITS SUBSIDIARIES
POLICY NUMBER:
OWNER:	General Counsel and Chief Financial Officer
ORIGINAL ISSUE DATE:	10/24/2002
LATEST ISSUE DATE:	1/7/2016
ISSUED BY:	Board of Directors of Lionbridge

PURPOSE:	To set forth and establish compliance with guidelines for ethical business conduct, including

	•	conducting business honestly, ethically and with integrity

	•	complying with all governmental laws, rules and regulations that apply to our business

	•	dealing fairly with our customers, suppliers, competitors and employees

APPLIES TO:	All Lionbridge directors and employees

POLICY:
It is an important objective of Lionbridge that you, as member of the Lionbridge family, conduct your activities in accordance with all applicable laws, rules and regulations and the highest standards of ethical conduct. We are asking you to affirm your commitment to this objective by reading the guidelines set forth below and complying with them. In addition, you are also required annually to sign the Employee Statement attached at the end of this policy.

This Code of Business Conduct (the “Code”) is designed to provide you with general guidance regarding situations that you may encounter as an employee of Lionbridge. If you should confront specific issues or questions regarding the interpretation or application of the Code, consult your manager, your local Human Resources representative, or the General Counsel of Lionbridge Technologies, Inc. If you have concerns about the Company’s accounting or auditing matters, you may report your concerns directly to the Chairperson of Lionbridge’s Audit Committee, or to the Convercent Anonymous Hotline, an independent company we have contracted with to allow employees to report questionable business practices on an anonymous and confidential basis. Contact information for the Convercent Anonymous Hotline is contained on pages 12.

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Introduction from Chief Executive Officer

One of the delights of Lionbridge is working with talented people from many cultures and locations throughout the world to deliver our customers the best service possible. As part of a global company, we have an obligation to be respectful of each other and to conduct our business with the highest standards of ethics and integrity. Despite our many changes and growth since our founding in 1996, it remains our expectation that our employees will comply with the law and practice the highest standards of business conduct, whether in dealings with each other, the company, the community, or with customers, business partners or competitors.

In furtherance of the continued commitment of Lionbridge to these objectives, I ask that you read this Code of Business Conduct carefully. This Code has five principles of conduct:

•	Personal Integrity

•	Protection of Lionbridge Assets and Reputation

•	Relationships with other parties -- employees, customers and others

•	Obligations of Compliance

•	Reporting Violations

It is your responsibility as an employee of Lionbridge to arrive at a clear understanding of this Code of Business Conduct and to adhere to its provisions. Just as integrity is part of who we are as individuals, it is also part of who we are as members of the Lionbridge team. Every one of us is responsible for our Company's integrity and reputation.

Your commitment to the principles embodied in the following pages is important to Lionbridge and its future success. In the event that you have questions concerning the implementation of any aspect of this Code of Business Conduct, please consult your manager, your local Human Resources representative, or the General Counsel of Lionbridge Technologies, Inc.

Rory J. Cowan
CEO

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Personal Integrity

Confidential Information
In your daily business, you might be exposed to personal and business information about employees, customers, suppliers, and our own company. You are expected to maintain the confidentiality of this personal and business information entrusted to you by Lionbridge or its customers, vendors or other business partners. Confidential information includes all non-public information that, if disclosed improperly, might be of use to our competitors, or harmful to the Company or its customers, vendors or other business partners, such as trade secrets and private information, as explained below.

Your obligations of confidentiality exist both during and after your employment with Lionbridge.

Examples of confidential information include: Information that if released would violate financial disclosure laws (for example, our company’s quarterly results before they are released to the public through an earnings release or governmental filing). operating information, personnel information (for example, information about an employee’s performance or medical conditions), our pricing for the services we offer, customer lists and related information, trade secrets (for example, information regarding the development of systems, processes, products, know-how and technology), information about works of authorship, projects, plans and proposals, and information of customers and other third parties that Lionbridge is required to maintain as confidential (for example, information about our customer’s products or services that is not yet public, such as product release dates or features, or information from our customers about their internal processes, procedures or strategies). Personal information (for example, an individual’s first name and last name in combination with a financial account number) is a special type of confidential information.

All documents and records which contain confidential information, whether in electronic or paper format, should be marked as “confidential”. All confidential information in electronic format must be encrypted before it is transmitted or transported electronically or physically. Files containing personal information should be secured in a locked office, desk or cabinet when not in use.

Our Data Privacy policy is on the Intranet and describes the special practices that apply to personal information. The Employee Handbook for your jurisdiction describes the special practices that apply for your country of employment. Any questions regarding your obligations of confidentiality should be directed to your manager or the General Counsel of Lionbridge.

Inside Information
“Material inside information” is information pertaining to Lionbridge that is not known to the public and which a reasonable person would consider significant in determining whether to buy, sell or hold Lionbridge stock. You may not buy or sell Lionbridge stock while in the possession of material inside information, nor may your spouse, children, or other persons living in your house. You must also refrain from revealing material inside information to such persons and other third parties, including your spouse, children, other relatives and friends. In order to ensure that you do not violate the securities laws governing trading on material inside information, you should make certain that you are familiar with Lionbridge’s “quiet period” guidelines. You should be aware that the laws prohibiting trading on material inside information apply to an individual regardless of whether that individual is an employee of Lionbridge. Our Insider Trading policy is on the Intranet.

Corporate Opportunities
You are prohibited from:

•	Taking for personal benefit opportunities that are discovered through the use of Lionbridge property, information or position;

•	Using Lionbridge property, information or position for personal gain; or

•	Competing with Lionbridge. You owe a duty to Lionbridge to advance its legitimate business interests when the opportunity to do so arises.

Conflict of Interest
A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole.

Each of us has a responsibility to avoid activities which conflict or appear to conflict with our job responsibilities or the interest of Lionbridge. Examples of conflicts of interest are listed below. It may sometimes be difficult to know if a particular action or

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activity poses a conflict or apparent conflict. If you are faced with such a situation, you are urged to consult with your supervisor or Human Resources representative to assess whether you should refrain from that particular action or activity.

The following are examples of conflicts of interest:

•	Engaging in employment or any other activity that interferes with your ability to devote the required time and attention to your job responsibilities;

•	Holding a significant financial interest in a current or prospective customer or competitor of Lionbridge, or serving as an employee, consultant or director of that business;

•	Directing Lionbridge business to a vendor that is owned or managed by a relative;

•	Using or disclosing confidential Company information other than for Lionbridge purposes; or

•	Improperly using Lionbridge assets for personal benefit or the benefit of others.

In summary, you must at all times avoid any activity, investment or interest that could create a conflict between your interests and the best interests of Lionbridge.

Protection of Lionbridge Assets and Reputation

Protection and Proper Use of Company Assets

You are obligated to protect and safeguard Lionbridge property and the property of Lionbridge customers. This applies to property and assets of all kinds, including equipment and supplies, as well as proprietary business information.

Protection of non-public Company information is especially important. Unauthorized use or release of information regarding plans, strategies, costs or prices or financial performance could jeopardize the Company’s competitive position.

Maintaining Information Security

Proprietary information is a valuable Company asset and includes internal and external communication; digital information stored on laptops, handhelds, desktops, servers, backups, and portable storage devices; and hard copy documents and verbal discussions.

When we work with proprietary and confidential information, we need to take personal responsibility to safeguard it from unauthorized disclosure, changes, or loss.

All documents and records which contain personal or confidential information, whether in electronic or paper format, should be marked as “Confidential.” Files containing personal or confidential information should be secured in a locked office, desk or cabinet when not in use. All personal or confidential information in electronic format must be encrypted before it is transmitted or transported electronically or physically. All portable devices must be encrypted.

We must comply with all Lionbridge security policies and procedures for handling information assets and systems to ensure that we meet legal obligations, protect Lionbridge’s reputation, and protect Lionbridge’s investment in proprietary information.

Our Data Privacy policy is on the Intranet.

Proper Use of Third Party Assets
We vigorously protect our own intellectual property - our trademarks, copyrights, patents and trade secrets. We likewise must use third party property in a lawful manner, and only in accordance with their associated licenses and/or terms of use. Lionbridge and each of us are prohibited in the making or using of copies of non-licensed copyrighted material, including software, documentation, graphics, photographs, clip art, animation, movie/video clips, sound, and music.

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Business Records
Government agencies, customers, Lionbridge stockholders and our fellow employees rely upon the integrity of Lionbridge’s business records. Our financial and other business records shape the business decisions we make. We are responsible for ensuring that our books and records are full, fair, accurate, timely, and understandable reflections of the Company’s operations and business activities, and accurately reflect the transactions of Lionbridge in accordance with all applicable requirements. Under no circumstances should any false or misleading entries be made in the records of our Company.
Lionbridge employs auditors to ensure that the way we conduct business and keep records is consistent with relevant accounting standards. We must cooperate with auditors and ensure that anyone acting under our direction also cooperates with auditors.

Record Retention
Good business practice requires that we retain certain Lionbridge records for various time periods. Often, these retained records are required by law, and it's up to us to see that they are retained in compliance with applicable document retention policies. Our document retention policy is posted on the Intranet. Documents that need not be kept should be disposed of in compliance with the Company policies. Where litigation or a government investigation is likely or ongoing, relevant records may not be destroyed until the Legal Department advises that the matter has been concluded.

Relationships with Other Parties

Equal-Opportunity Workplace
As a company that has operations and employees in many countries, it is important that every employee from any site be comfortable and welcomed at all other site. Lionbridge’s commitment to a policy of equal-opportunity employment means that Lionbridge will not tolerate discrimination or harassment of any employee based on race, color, religion, sex, sexual orientation, marital status, age, national origin, disability, veteran status, or other factors that are unrelated to the conduct of Lionbridge’s business. Furthermore, Lionbridge will not tolerate sexual advances, racial or religious slurs, actions, comments or any other conduct in the workplace that creates an intimidating or otherwise offensive or hostile environment. Each of us has a responsibility to ensure that Lionbridge maintains an environment free of hostility. You are encouraged to report to your manager, Human Resources representative, or the General Counsel of Lionbridge any work-related situations that you consider inconsistent with this policy, or you may report them on an anonymous and confidential basis through the Convercent Anonymous Hotline.

Child Labor

Child labor is not to be used for the performance of any services by the Company. This means that Lionbridge should not engage any vendor that uses child labor or directly engages children to perform services. “Child” refers to any person under the age of 15 (or 14 where the law of the country permits), or under the age for completing compulsory education, or under the minimum age for employment in the country, whichever is greatest. The use of legitimate workplace apprenticeship programs, which comply with all laws and regulations, is supported. Workers under the age of 18 shall not perform work that is likely to jeopardize the health or safety of young workers.

Privacy of Personal Information

We each must respect the personal privacy of Lionbridge personnel, customers, vendors and other business partners and safeguard the confidentiality and security of Lionbridge records that contain personal information in accordance with applicable laws. Lionbridge will only collect personal information that is needed for legitimate business purposes and for complying with legal requirements. Access to personal information is available only to those who have a legitimate business need for it when permitted by law. If you are entrusted with access to such personal information, you are obligated to safeguard its confidentiality. All documents and records which contain personal information, whether in electronic or paper format, should be marked as “Confidential.” Files containing personal information should be secured in a locked office, desk or cabinet when not in use.

Our Data Privacy policy is on the Intranet.

Entertainment
It is permissible from time to time for an employee of Lionbridge to accept entertainment from vendors, suppliers and customers provided that such entertainment is reasonable and is not for the purpose of improperly influencing business decisions. Employees in purchasing capacities, or who are responsible for the engagement of service providers on behalf of Lionbridge should, however,

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refrain from accepting entertainment from vendors or suppliers except for the infrequent and modest business lunch. What constitutes reasonable entertainment depends on the situation, but as a rule of thumb, the entertainment should not be of a nature that might be considered lavish or excessive, and its value should not exceed $50.00. Except for the occasional modest business lunch or dinner, your acceptance of any entertainment should be approved in advance by your manager.

Gifts and Other Payments
As an employee of Lionbridge, you must exercise care to ensure you neither give nor accept any gift or payment for the purpose of unlawfully or improperly influencing business decisions. Accordingly, you may not give or accept gifts of more than $100 in connection with the business of Lionbridge, since such gifts can affect or might appear intended to affect the judgment of the person receiving the gift. In certain instances, the refusal to accept a gift could hurt a legitimate business interest of Lionbridge; in such cases, it may be appropriate to accept a gift.

If there is any question regarding whether or not to give or accept a gift, your supervisor or other person to whom you are accountable should determine whether a gift is proper, in consultation with appropriate members of the Corporate Leadership Team (“CLT”) when appropriate. Any gifts which are not permitted should be declined. However, under no circumstances should a gift of more than $100 be accepted or given without obtaining approval from either the Chief Financial Officer or the General Counsel.

Improper Payments

You may not use any funds or assets of Lionbridge for payments, gifts, or gratuities of any kind, whether legal or illegal, which directly or indirectly inure to the personal benefit of any party with which Lionbridge does business. Under no circumstances shall you make or accept bribes, kickbacks, or other improper payments of any kind, or gifts of money. This prohibition applies to dealings with current or potential customers, vendors, representatives, consultants or any other party seeking to establish a business relationship with Lionbridge.

Anti-Money Laundering

You may not participate in money laundering, which is the process of concealing funds that have been illegally obtained. You may not use your relationship with Lionbridge to disguise or attempt to disguise the sources of illegally obtained funds.

Global Variations

While customs may vary around the world, there are some principles that are fixed and apply worldwide to us as individual employees and as a company:

Never offer or accept a bribe, that is, anything designed to obligate a person to act improperly with regard to Lionbridge’s business;

Do not offer or accept cash or cash equivalents without approval from your manager;

Do not participate in any business entertainment activity that would violate the law or embarrass Lionbridge by its public disclosure; and

Consult the General Counsel of Lionbridge before offering anything of value to government or political party officials, as such gifts and entertainment are strictly regulated and often forbidden entirely.

Contractors, Vendors and Suppliers

Lionbridge’s vendors, contractors and suppliers are an extension of our Company and should be chosen and monitored carefully. When engaged in Lionbridge business, they are required to comply with applicable laws and adhere to standards of business conduct consistent with the Lionbridge Code of Business Conduct.

Personnel such as contractors and other agents or service providers must only be engaged by Lionbridge to perform legitimate business services in a proper commercial manner. Contractors or agents should not be asked to perform any task that a Lionbridge employee is prohibited from performing.

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Transactions with Governments and Political Contributions

In doing business with governments and officials in any country, Lionbridge is committed to acting with honesty and integrity and will comply with all applicable laws and regulations.

You may not use any funds or other assets of Lionbridge for contributions or payments to political parties, whether foreign or domestic, political funds or organizations, candidates for public office, or government officials or employees. You should consult the General Counsel of Lionbridge whenever you are considering anything that might constitute a political contribution from funds or other assets of Lionbridge. You may, of course, use your personal funds for political contributions as you desire, in compliance with applicable laws.

Anti-Trust and Unfair Competition
Lionbridge will comply with the antitrust and unfair competition laws in all countries where it does business. Business decisions involving pricing, terms and conditions of sale, dealings with customer, suppliers or competitors may present sensitive issues under these laws.

As a general matter, antitrust laws prohibit agreements, however informal, that unreasonably restrict competition. You should use caution with respect to the sharing with customers, vendors or others of certain types of information such as pricing data, projections, salary structures, or plans to enter or exit a market. You should also be aware that in many countries a business cannot lawfully price below cost or engage in other activities that tend to eliminate competition or create barriers to other companies’ entering a market. As antitrust laws differ from country to country, and the consequences of violating them can be severe, you should consult the General Counsel of Lionbridge if questions arise regarding the application of these laws.

UK Bribery Act

The UK has a statute similar to the Foreign Corrupt Practices Act (FCPA), known as the UK Bribery Act. As regulations are issued, additional information on the scope and specifics of this Act will be provided to you. Under the provisions of the Act, you may not directly or indirectly offer or promise any financial or other advantage to a UK or non-UK official or a private person for the purpose of influencing such official or private person in order to obtain or retain business, or an advantage in the conduct of business. This applies to acts or omissions that occur within the United Kingdom or elsewhere. You should consult the General Counsel of Lionbridge if questions arise regarding the application of these laws.

Obligations of Compliance

Lionbridge is committed to complying with the laws and regulations of the countries in which it conducts business. As a U.S. company, Lionbridge must also comply with U.S. laws that apply internationally, as well as this Code of Business Conduct, even where they seem inconsistent with local practice. Questions about the application of U.S. or local law should be referred to Lionbridge’s General Counsel.
Many U.S. laws apply to Lionbridge’s operations throughout the world, including:

The Sarbanes-Oxley Act: The U.S. Sarbanes-Oxley Act imposes certain audit and accounting rules on Lionbridge. It is critical that Lionbridge’s business records are accurate and reliable. If you create and maintain financial records, then you must do so in accordance with applicable legal requirements and generally accepted accounting practices. Disclosure in reports and documents filed with or submitted to the U.S. Securities and Exchange Commission and in other public communications made by Lionbridge must be full, fair, accurate, timely and understandable.

Foreign Corrupt Practices Act: The U.S. Foreign Corrupt Practices Act (FCPA) prohibits bribery of foreign government and political parties.
No Lionbridge employee shall, directly or indirectly, offer or pay anything of value (including but not limited to gifts, travel, entertainment expenses, and charitable donations) to any official or employee of any government, government agency, political party, or public international organization, or any candidate for political office, to (i) improperly influence any act or decision of such official, employee, or candidate for the purpose of promoting the business interests of Lionbridge in any respect, or (ii) otherwise improperly promote the business interests of Lionbridge in any respect. Note that

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Lionbridge policy specifically prohibits facilitating payments, also known as “grease” or “speed” payments, which are small payments to secure or expedite a routine government action by a government official.
The FCPA also requires proper record keeping and internal accounting controls in the Company’s U.S. and international sites. More specifically, the FCPA requires that the books, records and accounts of the Company are kept in reasonable detail to accurately and fairly reflect transactions and dispositions of assets. We are responsible for ensuring that our books and records are full, fair, accurate, timely, and understandable reflections of the Company’s operations and business activities, and accurately reflect the transactions of Lionbridge in accordance with all applicable requirements. Under no circumstances should any false or misleading entries be made in the records of our Company.

Export Controls: The U.S. has controls which restrict the export of certain products, services, technical data and software to other countries, as well as the re-export of those items from one non-U.S. destination to another. Given the nature of our business, we should inquire of our customers whether their source material is subject to any particular restrictions prior to any engagement.

Antitrust: U.S. antitrust laws may apply to transactions by non-U.S. operations if U.S. trade is affected. Consult with Lionbridge’s General Counsel for further information.

Boycotts: U.S. law prohibits U.S. companies from participating in or cooperating with restrictive trade practices or economic boycotts imposed by other nations. Any suspected boycott issue should be referred to Lionbridge’s General Counsel.

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”): Lionbridge may not directly or indirectly (through an agency, contractor or non-U.S. subsidiary) engage with any prohibited parties to provide services to Lionbridge or a Lionbridge customer, pay a prohibited party for providing services, or solicit business from such prohibited parties.
Prohibited parties include “Sanctioned Countries” (countries against which the U.S. has imposed economic sanctions), and “Specially Designated Nationals” (individuals or entities who have been designated by the U.S. Treasury Department as individuals or entities which U.S. based companies may not do business with, who are often individuals who have been engaged in illegal activities, such as drug trafficking, or individuals who act as “fronts” for Sanctioned Countries).
OFAC compliance applies to all Lionbridge employees and contractors; any Service Line and Function, irrespective of location (country) of site, and to all business transactions conducted by Lionbridge or any of its subsidiaries.
There is no “dollar limit” (minimum or maximum) on transactions for OFAC to apply. OFAC applies to all potential transactions with Specially Designated Nationals or Sanctioned Countries.
All Lionbridge employees are required to comply with the OFAC Screening Procedure Applicable to Prospective Vendors and Subscribers which is available on the intranet.

Reporting Violations

Your compliance with this Code is of critical importance to Lionbridge. Each of us has a responsibility to promptly report any suspected or known violations of the Code, including any violation of law.

You should raise any concerns regarding potential unethical business behavior with your manager or your local Human Resources representative, with the General Counsel, or to Lionbridge’s CLT. Alternatively, you may contact the Convercent Anonymous Hotline (see contact information below), an independent company we have contracted with to allow employees to report questionable business practices on an anonymous and confidential basis. If you have concerns about the Company’s accounting, auditing or related fiscal matters, you may report your concerns confidentially and anonymously through the Convercent Anonymous Hotline (see contact information below) and, if you wish, anonymously by writing directly to Lionbridge’s Audit Committee at Lionbridge Technologies, Inc., 1050 Winter Street, Suite 2300, Waltham, MA 02451, Attn: Chairperson of the Audit Committee.

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No Retaliation

Lionbridge will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against you because of any lawful act done by you to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which you reasonably believe is a violation of this Code of Business Conduct. If requested, and to the extent permitted by applicable law, Lionbridge will strive to maintain the confidentiality of the source.

Violations of the Lionbridge Code of Business Conduct are subject to disciplinary action up to and including discharge.

The obligations and prohibitions in this Code of Business Conduct regarding treatment of Confidential Information, are not to be construed to infringe upon employee rights under Section 7 of the U.S. National Labor Relations Act or any similar law in any country in which Lionbridge operates.

Contact

You may contact the Convercent Anonymous Hotline either by telephone or via the internet as follows:

Telephone: The Convercent Anonymous Hotline provides country specific international toll-free telephone numbers which are available on the intranet.

Internet: If you would prefer to access the confidential web page to report your complaint, you can access the web page at:

https://app.convercent.com/en-us/Anonymous/IssueIntake/LandingPage/c895b490-b1f0-e311-8ce6-441ea1084c22

Approvals and Waivers

The Code sets out expectations for Lionbridge’s conduct. When certain situations require permission from management or another person before taking action, you need to raise the issue promptly to allow enough time for the necessary review and approval.

In a particular circumstance Lionbridge may find it appropriate to waive a provision of the Code. To seek a waiver, speak with your manager, who will consider the request in consultation with others, such as Legal or Internal Audit.

Summary

Lionbridge is committed to enforcing this Code and will not tolerate reprisals against any employee who reports a possible violation of the Code.

The Code is not intended to and does not create an employment contract, and does not create any contractual rights between Lionbridge and its employees or create any express or implied promise for specific treatment in specific situations. Your employment relationship with Lionbridge can be terminated at any time for any reason with or without cause unless otherwise required by local laws outside the United States.

OWNER: Chief Financial Officer and General Counsel

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LIONBRIDGE TECHNOLOGIES, INC.
AND SUBSIDIARIES
ANNUAL
EMPLOYEE STATEMENT

As an employee of Lionbridge Technologies, Inc., or one of its subsidiaries, by executing this Employee Statement I hereby acknowledge and certify that:

(i)    I have read and understand the Code of Business Conduct (the “Code”) of Lionbridge and its Subsidiaries (collectively, “Lionbridge”);

(ii)    I have complied, and will comply, with all provisions of the Code during my employment with Lionbridge;

(iii)    Except as I have disclosed below, I have no knowledge of any violation of the Code;

(iv)    I have disclosed below the identities of any suppliers, customers or competitors of Lionbridge, or other third parties, in which I have an interest or from which I receive a benefit that may create a conflict between my personal interests and the interests of Lionbridge;

(v)    I have read and understand the Statement of Company Policy Regarding Insider Trading and agree to comply with such Statement of Company Policy; and

(vi)    I have made inquiry or otherwise confirmed the applicability or inapplicability to me of Lionbridge’s Quiet Period Policy. If applicable to me, I will comply with Lionbridge’s Quiet Period Policy.

Employee Name (Print):

Lionbridge Office:

Signature:

Date:

Disclosures:

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